Exhibit 4.11

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

As of February 4, 2020, Paycom Software, Inc. (the “Company,” “we,” “us,” and “our”) has common stock registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

General

The following description of our capital stock is a summary and is qualified in its entirety by reference to our amended and restated certificate of incorporation (the “Certificate of Incorporation”) and our amended and restated bylaws (the “Bylaws”). Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. As of February 4, 2020, we had 58,846,011 shares of common stock outstanding, including 1,184,823 shares of restricted stock, and no shares of preferred stock outstanding.

Common Stock

Listing

Our common stock is listed on the New York Stock Exchange under the symbol “PAYC.”

Dividend Rights

Subject to preferences that may be applicable to any then outstanding preferred stock, holders of our common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds.

Voting Rights

Except as required by law or matters relating solely to the terms of preferred stock, each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of stockholders. Holders of shares of our common stock have no cumulative voting rights. Except in respect of matters relating to the election and removal of directors on our board of directors and as otherwise provided in our Certificate of Incorporation, or required by law, all matters to be voted on by our stockholders must be approved by a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter. In the case of election of directors, all matters to be voted on by our stockholders must be approved by a plurality of the votes of the shares of capital stock of the Company present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

Liquidation

In the event of the liquidation, dissolution or winding up of the Company, holders of our common stock are entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then outstanding shares of preferred stock.

Rights and Preferences

Holders of our common stock have no preemptive, conversion, subscription or other rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate in the future.

Undesignated Preferred Stock

Our board of directors may, without further action by our stockholders, from time to time, direct the issuance of shares of preferred stock in a series and may, at the time of issuance, establish the number of shares to be included in each such series and fix the voting powers (full, limited or no voting powers), designations, powers, preferences, and relative, participating, optional or other rights, if any, and any qualifications, limitations or restrictions thereof, of such series, including, without limitation, that any such series may be:

•	subject to redemption at such time or times and at such price or prices;

•

entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of capital stock;

•	whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;

•	entitled to such rights upon the liquidation, dissolution or winding up of, or upon any distribution of the assets of, the Company; or

•

convertible into, or exchangeable for, shares of any other class or classes of capital stock, or of any other series of the same class of capital stock, of the Company at such price or prices or at such rates and with such adjustments.

Satisfaction of any dividend preferences of outstanding shares of preferred stock would reduce the amount of funds available for the payment of dividends on shares of our common stock. Holders of shares of preferred stock may be entitled to receive a preference payment in the event of our liquidation before any payment is made to the holders of shares of our common stock. Under specified circumstances, the issuance of shares of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management. We may issue shares of preferred stock with voting and conversion rights which could adversely affect the holders of shares of our common stock and the market value of our common stock. We do not have any shares of preferred stock outstanding and we have no present intention to issue any shares of preferred stock.

Anti-Takeover Effects of Our Certificate of Incorporation and Bylaws

Our Certificate of Incorporation and our Bylaws contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with the board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give the board of directors the power to discourage acquisitions that some stockholders may favor.

Classified Board of Directors

In accordance with the terms of our Certificate of Incorporation and Bylaws, our board of directors is divided into three classes, as nearly equal in number as practicable, with members of each class serving staggered three-year terms. Our Bylaws provide that the authorized number of directors shall be fixed exclusively from time to time solely by resolution of the board of directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes as the board of directors may determine in its discretion. Our Certificate of Incorporation and Bylaws also provide that any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors. Our classified board of directors could have the effect of delaying or discouraging an acquisition of us or a change in our management.

Undesignated Preferred Stock

The ability to authorize undesignated preferred stock under our Certificate of Incorporation will make it possible for our board of directors to issue preferred stock with super majority voting, special approval, dividend or other rights or preferences on a discriminatory basis that could impede the success of any attempt to acquire us or otherwise effect a change in control of us. These and other provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of the Company.

Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals

Our Certificate of Incorporation and Bylaws provide that special meetings of the stockholders may be called only by the majority of our board of directors or the president. Our Bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of the Company.

Our Bylaws include advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide us with certain information. Vacancies and newly created directorships may be filled only by a vote of a majority of the directors then in office, even though less than a quorum, and not by the stockholders. Our Bylaws allow the board of directors to adopt rules and regulations for the conduct of meetings of stockholders which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Company.

Our Certificate of Incorporation provides that the board of directors is expressly authorized to make, alter, or repeal our Bylaws and that our stockholders may only amend our Bylaws with the approval of not less than a majority of the total voting power of all of our outstanding securities entitled to vote generally in the election of directors.

No Cumulative Voting

Delaware General Corporation Law provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless our Certificate of Incorporation provides otherwise and our Certificate of Incorporation does not expressly provide for cumulative voting.

Action by Written Consent

Pursuant to Section 228 of the Delaware General Corporation Law, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless our Certificate of Incorporation provides otherwise. Our Certificate of Incorporation provides that stockholders may not act by written consent.

Amendment Provisions

The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our Bylaws may be amended or repealed by a majority vote of our board of directors or the affirmative vote of the holders of a majority of the total voting power of all outstanding securities of the Company entitled to vote in an annual election of directors. In addition, the affirmative vote of the holders of at least 66 2/3% of the total voting power of all outstanding securities of the Company entitled to vote in annual election of directors is required to amend certain provisions of our Certificate of Incorporation.

Authorized but Unissued Shares

The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the New York Stock Exchange. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved shares of common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares at prices higher than prevailing market prices.

Section 203 of Delaware General Corporation Law

In our Certificate of Incorporation, we have elected not to be governed by Section 203 of Delaware General Corporation Law. However, our Certificate of Incorporation contains provisions that are similar to Section 203. Specifically, our Certificate of Incorporation provides that we may not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the person became an interested stockholder, unless:

•

prior to the time the person became an interested stockholder, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the Company outstanding at the time the transaction commenced, excluding certain shares; or

•

at or subsequent to the time the person became an interested stockholder, the business combination is approved by our board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an interested stockholder is a person who, together with affiliates and associates, owns or, within the previous three years owned, 15% or more of our voting stock. In our case, however, the principal investors (meaning Welsh, Carson, Anderson & Stowe X, L.P. and WCAS Capital Partners IV, L.P. and their respective affiliates, employees and representatives, and Chad Richison and his affiliates) and any of their direct or indirect transferees receiving 15% or more of our voting stock will not be deemed to be interested stockholders regardless of the percentage of our voting stock owned by them, and accordingly will not be subject to such restrictions, subject to certain exceptions for the acquisition of additional shares of common stock. This provision could delay mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us.

Choice of Forum

Our Certificate of Incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or if no Court of Chancery located within the State of Delaware has jurisdiction, the Federal District Court for the District of Delaware) will be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by our directors, officers, or other employees to us or to our stockholders, (iii) any action asserting a claim against us or any director, officer or other employee arising pursuant to any provision of the Delaware General Corporation Law, our Certificate of Incorporation or Bylaws or (iv) any action asserting a claim against us or any director, officer or other employee that is governed by the internal affairs doctrine.

Although we believe this provision benefits the Company by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with any applicable action brought against us, a court could find the choice of forum provisions contained in Certificate of

Incorporation to be inapplicable or unenforceable in such action. Specifically, the choice of forum provision requiring that the Court of Chancery in the State of Delaware be the exclusive forum for certain suits would (i) not be enforceable with respect to any suits brought to enforce any liability or duty created by the Exchange Act, and (ii) have uncertain enforceability with respect to claims under the Securities Act of 1933, as amended (the “Securities Act”). The choice of forum provision in our Certificate of Incorporation does not have the effect of causing our stockholders to have waived our obligation to comply with the federal securities laws and the rules and regulations thereunder.

Limitations of Liability and Indemnification

Our Certificate of Incorporation provides for indemnification of our directors, officers, employees and other agents to the fullest extent permitted by the Delaware General Corporation Law, and our Bylaws provide for indemnification of our directors, officers, employees, fiduciaries and other agents to the fullest extent permitted by the Delaware General Corporation Law.

In addition, our Certificate of Incorporation provides that no director will be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. The effect of this provision is to restrict our rights and the rights of our stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duty as a director, except that a director will be personally liable for:

•	any breach of his or her duty of loyalty to us or our stockholders;

•	acts or omissions not in good faith which involve intentional misconduct or a knowing violation of law;

•	the payment of dividends or the redemption or purchase of stock in violation of Delaware law; or

•	any transaction from which the director derived an improper personal benefit.

To the extent our directors, officers and controlling persons are indemnified under the provisions contained in our Certificate of Incorporation, our Bylaws, Delaware law or contractual arrangements against liabilities arising under the Securities Act, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

We have entered and intend to continue to enter into indemnification agreements with our directors which, subject to certain exceptions, require us to indemnify such persons to the fullest extent permitted by applicable law, including indemnification against certain expenses, including attorneys’ fees, judgments, fines or penalties or other amounts paid in settlement in connection with any legal proceedings to which the director was, or is threatened to be made, a party by reason of the fact that such director is or was a director, officer, employee, fiduciary or agent of the Company or was serving as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise at the express written request of the Company, provided that such director or officer acted in good faith and in a manner that the director or officer reasonably believed to be in, or not opposed to, the best interest of the Company and, with respect to any criminal proceeding, in a manner in which such person would have had no reasonable cause to believe his conduct was unlawful. Subject to certain limitations, these indemnification agreements also require us to advance expenses to our directors in advance of the final disposition of any action or proceeding for which indemnification is required or permitted.